ICC25 7836 1 Jackson National Life Insurance Company® RATE ENHANCEMENT OPTION Thank you for choosing Jackson National Life Insurance Company, also referred to as "the Company." This add-on benefit is made a part of the Contract to which it is attached on the Issue Date. Certain provisions of Your Contract are revised as described below. To the extent any provisions contained in this add on benefit are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this add-on benefit will control. The provisions of Your Contract remain in effect except where modified by this add-on benefit. Capitalized terms that are not otherwise defined in this add-on benefit are defined in Your Contract. PLEASE NOTE: YOU CANNOT ELECT TO TERMINATE THIS ADD-ON BENEFIT INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED. The Contract is revised as follows: 1) The following language is revised in the DEFINITIONS of the Contract and is applicable to this benefit only: "INDEX OPTION CREDITING BASE (IOCB). A component used in the calculation of the Index Account Option value and Rate Enhancement Option Charge. See the Contract Option Provisions for detailed information on the IOCB. INTERIM VALUE. The Index Account Option value during the Index Account Option Term, calculated on each day of the Index Account Option Term other than the first and last days. The Interim Value is the amount of Index Account Option value available for withdrawal or Performance Lock prior to the end of the Index Account Option Term. The Interim Value is equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy calculated as described in Your Crediting Method endorsements, less any applicable Rate Enhancement Option Charge shown on the Supplemental Contract Data Pages. For detailed information on the Interim Value, see the Crediting Method Endorsements and the Supplemental Contract Data Pages." 2) The following language is added to the CONTRACT OPTION PROVISIONS of the Contract: "RATE ENHANCEMENT OPTION. This Rate Enhancement Option provides You an increase to certain Index Adjustment Factors, as applicable to each Index Account Option You have elected. Assessment of Rate Enhancement Option Charge. The Rate Enhancement Option Charge in effect on the Issue Date is shown on the Supplemental Contract Data Pages. ADD-ON BENEFIT

ICC25 7836 2 The Rate Enhancement Option Charge will not be assessed on any Fixed Account Options. The Rate Enhancement Option Charge will be discontinued upon termination of the add-on benefit." 3) The following language is revised in the CONTRACT OPTION PROVISIONS of the Contract: "During the Index Account Option Term, the Index Account Option value is equal to the Interim Value. The Interim Value is equal to the greater of the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy less the Rate Enhancement Option Charge, or zero. On the Index Account Option Term Anniversary, the Index Account Option value is equal to the greater of the IOCB plus the Index Adjustment less the Rate Enhancement Option Charge, or zero." 4) The following language is added to the DEATH BENEFIT PROVISIONS of the Contract: "Upon Your death or the death of any Joint Owner, while the Contract is still in effect with a Contract Value greater than zero, the add-on benefit terminates without value, unless the Contract is continued by the spouse. Upon continuation of the Contract by a spousal Joint Owner or a spousal Beneficiary, the add- on benefit will be unchanged." TERMINATION OF THE RATE ENHANCEMENT OPTION. When the Rate Enhancement Option terminates, all benefits under this add-on benefit end on the earliest of: 1. The date You elect to receive Income Payments under the Contract; or 2. The Latest Income Date; 3. The date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse; or 4. The date upon which the Contract terminates for any reason. The Rate Enhancement Option Charge will be included in any calculation of the Index Account Option value that occurs on the Contract termination date. Signed for the Jackson National Life Insurance Company President

ICC25 7836-S 1 Jackson National Life Insurance Company® SUPPLEMENTAL CONTRACT DATA PAGES Please refer to the attached Add-On Benefit for further explanation of values shown on these Supplemental Contract Data Pages. Contract Number: [1234567890] Add-on Benefit: Rate Enhancement Option Issue Date: [June 1, 2026] Rate Enhancement Option Charge. The Rate Enhancement Option Charge equals [1.25%] of the Index Option Crediting Base of each Index Account Option on an annual basis, and is accrued on a daily basis beginning the Business Day after the Index Account Option Term begins. The accrued Rate Enhancement Option Charge percentage is increased daily by an amount equal to the annual Rate Enhancement Option Charge percentage multiplied by the Index Account Option Term expressed in years, divided by the length of the Index Account Option Term expressed in days. During the Index Account Option Term, the Rate Enhancement Option Charge will be assessed as part of the Interim Value calculation. This will occur before any other transactions occur on the Contract. The Rate Enhancement Option Charge will be equal to the accrued Rate Enhancement Option Charge percentage multiplied by the Index Option Crediting Base from the end of the previous Business Day for each Index Account Option. On an Index Account Option Term Anniversary, the Rate Enhancement Option Charge will be deducted after any applicable Index Adjustment is credited, but before any other transactions occur on the Contract. The Rate Enhancement Option Charge will be equal to the annual Rate Enhancement Option Charge percentage multiplied by the Index Option Crediting Base for each Index Account Option.